Exhibit 11.15

                         AGREEMENT OF SALE AND PURCHASE

         THIS AGREEMENT OF SALE AND PURCHASE ("Agreement") is made this 6th day of December, 2004, between ORIGINAL CARTOON CELS, INC. ("Sellers") and INTERACTIVE BRAND DEVELOPMENT, INC. ("Buyers"). This Agreement shall be effective as of the date (the "Effective Date") on which Buyers and Sellers execute this Agreement.

         In consideration of the covenants and provisions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. AGREEMENT TO SELL AND PURCHASE. Sellers acknowledge that they have in their possession collectible, hand-painted cartoon animation cels from the 1970s and 1980s, produced by well-known entertainment industry studios. The cels are no longer being produced as the industry now uses computer generated images to animate cartoon characters. Buyers acknowledge that they wish to acquire such collectible cel art, thus:
         Sellers agree to sell to Buyers, and Buyers agree to purchase from Sellers, subject to the terms and conditions of this Agreement, 33,300 pieces of cartoon animation art together with all right, title and interest of Sellers in and to said Cel Art (the "Cel Art") in the following series and amounts from the following studios:
              a.) Filmation:          3,000 pieces of  She-Ra Princess of Power;
                                      3,000 pieces of He-Man and the Masters
                                      of the Universe;
                                      3,045 pieces of  Flash Gordon;
                                      3,000 pieces of  Bravestarr;

              b.) MCA/Universal:      4,045 pieces of Back to the Future;
                                      4,000 pieces of Beethoven;
                                      3,081 pieces of Shelley Duvall's
                                      Bedtime Stories;

              c.) Lucasfilm:          6,084 pieces of Star Wars Ewoks;

              d.) Sony/Columbia:      4,045 pieces of The Real Ghostbusters.

         2. PURCHASE PRICE. The purchase price for the Cel Art is FIFTY DOLLARS ($50.00) per piece (the "Purchase Price"), payable as follows: In lieu of a cash payment, at the execution of this Agreement, the Seller agrees to accept THREE MILLION, SEVEN HUNDRED THOUSAND (3,700,000) shares of Care Concepts I, Inc. common stock. The Purchase Price is calculated by allocating a value of FORTY FIVE CENTS ($.45) per share to the Common Stock. Sellers shall be entitled to piggyback registration rights on the 3,700,000 shares of Common Stock, which shall be registered by Buyers on the next Registration Statement submitted to the Securities and Exchange Commission or alternately shall be registered on a Form S-3, whichever shall be the most expedient.

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         3. REPRESENTATIONS AND WARRANTIES OF SELLERS. Sellers, to induce Buyers to enter into this Agreement and to complete the sale and purchase of the Cel Art hereunder, represent, warrant and covenant to Buyers as follows:

         (a) Sellers have no knowledge of, and have received no written notice from, any governmental authority asserting any violation of any federal, state, county or municipal laws, ordinances, codes, orders, regulations or requirements affecting any portion of the Cel Art. There is no action, suit or proceeding pending or, to the knowledge of Sellers, threatened against or affecting Seller or the Cel Art or any portion thereof relating to or arising out of the ownership of the Cel Art, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality.

         (b) Sellers hold clear title to the Cel Art. Sellers are duly existing persons and have full legal right and all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Sellers and the consummation by Sellers of the transaction contemplated hereby have been duly and effectively authorized by the Sellers. This Agreement has been duly executed and delivered by the Sellers and constitutes a valid and legally binding obligation of Sellers, enforceable against Sellers in accordance with its terms.

         (c) Sellers have entered into no agreements of sale, options, or any other claims to possession affecting the Cel Art. To the best of Sellers' knowledge, no other party has any right or option to acquire the Cel Art or any portion thereof.

         (d) No representation, statement or warranty by Sellers contained in this Agreement contains or will contain any untrue statements or omits or will omit a material fact necessary to make the statement of fact therein recited not misleading. If, after Sellers' execution hereof, any event occurs or condition exists which renders any of the representations contained herein untrue or misleading, Sellers shall promptly notify Buyers.

         (e) To the best of Sellers' knowledge, there are no proceedings pending or threatened by or against Sellers in bankruptcy, insolvency or reorganization in any state or federal court.


         4. REPRESENTATIONS AND WARRANTIES OF BUYERS.

         Buyers, to induce Sellers to enter into this Agreement and to complete the sale and purchase of the Cel Art hereunder, represent, warrant and covenant to Sellers that:

         (a) Buyers are duly existing persons and have the full legal right and all requisite power and authority to enter into this Agreement and to perform their obligations hereunder. The execution, delivery and performance of this Agreement by Buyers and the consummation by Buyers of the transaction contemplated hereby have been duly and

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         effectively authorized by the Buyers. This Agreement has been duly executed and delivered by the Buyers and constitutes a valid and legally binding obligation of Buyers, enforceable against Buyers in accordance with its terms.

         (b) Pursuant to the 3,700,000 shares of Restricted Common Stock, Buyers have no knowledge of, and have received no written notice from, any governmental authority asserting any violation of any federal, state, county or municipal laws, ordinances, codes, orders, regulations or requirements affecting any portion of the Common Stock to be issued There is no action, suit or proceeding pending or, to the knowledge of Buyers, threatened against or affecting Buyers or the Common Stock or any portion thereof relating to or arising out of the ownership of the Common Stock, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality.

         (c) Buyers have entered into no agreements of sale, options, or any other claims to possession affecting the Common Stock. To the best of Buyers' knowledge, no other party has any right or option to acquire the Common Stock or any portion thereof.

         (i) No representation, statement or warranty by Buyers contained in this Agreement contains or will contain any untrue statements or omits or will omit a material fact necessary to make the statement of fact therein recited not misleading. If, after Buyers' execution hereof, any event occurs or condition exists which renders any of the representations contained herein untrue or misleading, Buyers shall promptly notify Sellers.

         (j) To the best of Buyers' knowledge, there are no proceedings pending or threatened by or against Buyers in bankruptcy, insolvency or reorganization in any state or federal court.

         5. CONDITIONS OF BUYER'S OBLIGATIONS. The obligation of Buyers under this Agreement to purchase the Cel Art from Sellers is subject to the satisfaction at Settlement of each of the following conditions (any one of which may be waived in whole or in part by Buyers at or prior to Settlement):

         (a) All of the representations and warranties by Sellers set forth in this Agreement shall be true and correct at and as of Settlement in all material respects as though such representations and warranties were made at and as of Settlement, and Sellers shall have performed, observed and complied with all covenants, agreements and conditions required by this Agreement to be performed on its part prior to or as of Settlement.

         (b) At Settlement, Sellers shall deliver to Buyers duly executed originals and all other documents as reasonably may be required to consummate this transaction in accordance with this Agreement.

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         6. CONDITION OF SELLERS' OBLIGATIONS. Sellers' obligation to sell and convey the cel art under this Agreement shall be conditioned upon receipt of full payment from Buyers.

         7. NOTICE. All notices, requests and other communications under this Agreement shall be in writing and shall be delivered (i) in person,
         (ii) by registered or certified mail, return receipt requested, or
         (iii) by recognized overnight delivery service providing positive tracking of items (for example, Federal Express) addressed as follows or at such other address of which Seller or Buyer shall have given notice as herein provided:

         IF INTENDED FOR SELLERS:
         ORIGINAL CARTOON CELS, INC.
         934 N. University Dr #202
         Coral Springs, FL 33071
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         IF INTENDED FOR BUYERS:
         INTERACTIVE BRAND DEVELOPMENT, INC.
         2200 SW 10th AVE.
         DEERFIELD BEACH, FL 33443
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         All such notices, requests and other communications shall be deemed to have been sufficiently given for all purposes hereof two (2) business days after deposit in United States mails or one (1) business day after delivery to a recognized overnight carrier. Notices by the parties may be given on their behalf by their respective attorneys.

         8. MISCELLANEOUS.
         (a) All of the representations and warranties contained in this Agreement, all covenants, agreements and indemnities made herein, and all obligations to be performed under the provisions hereof shall survive Settlement for a period of one (1) year.

         (b) The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

         (c) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

         (d) This Agreement contains the whole agreement between Sellers and Buyers and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise of any kind whatsoever concerning this sale and purchase. This Agreement shall not be altered, amended, changed or modified except in writing executed by the parties hereto.

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         (e) This Agreement shall be construed in accordance with the laws of the State FLORIDA.

         (f) Both parties to this Agreement having participated fully and equally in the negotiation and preparation hereof, this Agreement shall not be more strictly construed, or any ambiguities within this Agreement resolved, against either party hereto.

         9. EXECUTION. This Agreement may be executed in one or more counterpart originals, which taken together shall constitute but one and the same original instrument.

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         IN WITNESS WHEREOF, intending to be legally bound, the parties have caused this Agreement to be duly executed, under seal, as of the day and year first written above.

         SELLERS:
         ORIGINAL CARTOON CELS, INC.

         BY: /s/ Miguel Dotres
             Miguel Dotres, President

         BUYERS:
         INTERACTIVE BRAND DEVELOPMENT, INC.

         BY: /s/ C. Gary Spaniak, Jr.
                 C. Gary Spaniak, Jr. President

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EXHIBIT 11.15
                                LOCKUP AGREEMENT

                                                                December 6, 2004

Care Concepts I, Inc.
2210 SW 10th Street
Deerfield Beach, FL 33442

Gentlemen:

         In consideration of Care Concepts I, Inc., a Delaware corporation (the "Company"), entering into the certain Sale Purchase Agreement, the parties agree to the lock-up and transfer restrictions below to the shares of the Company's common stock issued to the undersigned pursuant to the agreement.

         Until December 5, 2005, the undersigned will not, without the Company's prior written consent, offer, sell, contract to sell, grant any option for the sale of, pledge, hypothecate, transfer or otherwise dispose of, directly or indirectly, any of the shares.

         This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to conflict of law principles.

                                 /s/ Miguel Dotres
                                 Miguel Dotres
                                 Original Cartoon Cels. Inc.
                                 Its: President



                                  ACKNOWLEDGED:

                                  CARE CONCEPTS I, INC.

                                  /s/ Steve Markley
                                  Steve Markley, Chief Executive Officer